Exhibit 10.1
EXECUTION VERSION

FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT
This FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT, dated as of June 16, 2020 (this “Amendment”), is entered into by and between CLNC CREDIT 6, LLC, a Delaware limited liability company (“Seller”), and GOLDMAN SACHS BANK USA, a New York State member bank (including any successor thereto, “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Repurchase Agreement (as defined below).
RECITALS
WHEREAS, Purchaser and Seller are parties to that certain Master Repurchase Agreement, dated as of June 19, 2018 (the “Existing Repurchase Agreement” and, as amended by this Amendment, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);
WHEREAS, in connection with the Repurchase Agreement, Seller and Purchaser are parties to that certain Fee Letter, dated as of June 19, 2018 (the “Existing Fee Letter” and, as amended by that certain First Amendment to Fee Letter, dated June 16, 2020, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Fee Letter”);
WHEREAS, Credit RE Operating Company, LLC, a Delaware limited liability company (“Guarantor”), delivered for the benefit of Purchaser that certain Guaranty, dated as of June 19, 2018, as amended by that certain Amendment to Guaranty, dated as of May 7, 2020, by and between Guarantor and Purchaser (as the same may be further amended, replaced, restated, supplemented or otherwise modified from time to time, the “Guaranty”);
WHEREAS, it is a condition to the effectiveness of this Amendment that Guarantor execute the Reaffirmation of Guarantor (attached hereto as Exhibit A) (the “Reaffirmation of Guarantor”);
WHEREAS, Guarantor will receive direct and substantial benefit from this Amendment;
WHEREAS, Seller has elected to exercise its extension option pursuant to Article 3(f) of the Existing Repurchase Agreement; and
WHEREAS, the parties hereto desire to make certain amendments and modifications to the Existing Repurchase Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

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ARTICLE 1

AMENDMENTS TO THE EXISTING REPURCHASE AGREEMENT

(a) The definition of “Alternative Rate” in Article 2 of the Existing Repurchase Agreement is hereby deleted in its entirety.
(b) The definition of “Alternative Rate Transaction” in Article 2 of the Existing Repurchase Agreement is hereby deleted in its entirety.
(c) Article 2 of the Existing Repurchase Agreement is hereby amended by adding in appropriate alphabetical order the following defined terms:
“Benchmark” shall mean, initially, LIBOR; provided, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement.
“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by Purchaser as of the Benchmark Replacement Date:
(1)    the sum of (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(2)    the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(3)    the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(4)    the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(5) The sum of (a) the alternate rate of interest that has been selected by Purchaser as the replacement for the then-current Benchmark giving due consideration to the then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate CMBS loans and floating rate CRE CLO loans at such time and (b) the Benchmark Replacement Adjustment;
provided that, in the case of clauses (1) and (2) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Purchaser in its reasonable discretion, and provided further in all cases that in no event shall the Benchmark Replacement for any Interest Accrual Period be deemed to be less than zero.
“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by Purchaser as of the Benchmark Replacement Date:

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(1) the spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement
(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by Purchaser giving due consideration to the then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate CMBS loans at such time;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Purchaser in its reasonable discretion.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Determination Date”, the definition of “Pricing Rate Period,” the definition of “Reference Time,” the timing and frequency of determining rates and making payments of interest and other administrative matters) that Purchaser decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Purchaser in a manner substantially consistent with market practice for repurchase facilities or similar structured finance arrangements (or, if Purchaser decides that adoption of any portion of such market practice is not administratively feasible or if Purchaser determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” shall mean:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date shall be deemed to have occurred prior to the Reference Time for such determination.

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“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative; or
(4)    the adoption of or any change in any Requirement of Law or in the interpretation or application thereof that makes it unlawful for any Purchased Asset to accrue Purchase Price Differential based on a LIBOR rate.
“Benchmark Transition Notice” shall have the meaning specified in Article 6(b)(iii).
“Compounded SOFR” shall mean the compounded average of SOFRs for a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Rate Period) being established by Purchaser in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that,
(2)    if, and to the extent that, Purchaser determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate, that Purchaser determines are substantially consistent with at least two currently outstanding U.S. dollar-denominated repurchase facilities or similar structured finance arrangements for the financing of commercial real estate loans, in each case, in the market with similarly situated counterparties at such time (as a result of amendment or as originally executed);

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provided, further, that if Purchaser decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Purchaser, then Compounded SOFR shall be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.
“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.
“Reference Time” shall mean, with respect to any Pricing Rate Period, (x) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the second Business Day preceding the first day of such Pricing Rate Period, and (y) if the Benchmark is not LIBOR, the date and time determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Term SOFR” shall mean the forward-looking term rate for a one-month period based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
(d) The definition of “Eligibility Criteria” in Article 2 of the Existing Repurchase Agreement is hereby amended by replacing the text in clause (iv) of the definition with the text “accrues interest at a floating rate based on LIBOR or, in the event that LIBOR is no longer available, a substitute rate acceptable to Purchaser in its sole discretion,”.
(e) The definition of “LIBOR” in Article 2 of the Existing Repurchase Agreement is hereby amended and restated in its entirety as follows:
“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on

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the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of the Reference Time (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately the Reference Time and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other repurchase customers where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above. Notwithstanding the foregoing, in no event shall LIBOR with respect to any Pricing Rate Period or any with respect to any Purchased Asset be less than the LIBOR floor or other applicable interest rate floor set forth in the applicable Purchased Asset Documents.
(f) The definition of “Pricing Rate” in Article 2 of the Existing Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction, an annual rate equal to the sum of (i) the Benchmark and (ii) the relevant Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset.
The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Article 6) or the related Confirmation.
(g) The definition of “Pricing Rate Determination Date” in Article 2 of the Existing Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period, (1) if the Benchmark is LIBOR, the second (2nd) Business Day preceding the first day of such Pricing Rate Period and (2) if the Benchmark is not LIBOR, the time determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.
(h)The heading of Article 6 of the Existing Repurchase Agreement is hereby amended by replacing the text “ALTERNATIVE RATE” where it appears therein with the text “BENCHMARK REPLACEMENT” in its place.
(i) Article 6(a)(i) of the Existing Repurchase Agreement is hereby amended by (i) adding the word “or” in between the words “canceled,” and “(B)” where they appear therein, (ii) deleting

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the text “(including, if applicable, by converting the Transaction to an Alternative Rate Transaction pursuant to the immediately following clause (C))” and (iii) deleting the text “or (C) to accrue Purchase Price Differential based on a LIBOR rate, then each Transaction shall be converted automatically to an Alternative Rate Transaction on the next Pricing Rate Determination Date or within such earlier period as may be required by law”.
(j) Article 6(b) of the Existing Repurchase Agreement is hereby amended and restated in its entirety as follows:
(i)     Benchmark Conversion Election. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark for any Pricing Rate Period (as determined by Purchaser in its sole and absolute discretion (which determination shall be conclusive and binding upon Seller absent manifest error)), Purchaser shall have the sole and exclusive right to elect to replace the then-current Benchmark with a Benchmark Replacement selected by Purchaser for all purposes under this Agreement and under any other Transaction Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of Seller).

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Purchaser shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Transaction Documents, any amendments implementing such Benchmark Replacement Conforming Changes shall become effective without any further action or consent of Seller.

(iii)    Benchmark Transition Notice. Purchaser shall promptly notify Seller of (i) the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any related Benchmark Replacement Conforming Changes in connection with the replacement of the then-current Benchmark with such Benchmark Replacement (such notice, the “Benchmark Transition Notice”). From and after the Benchmark Replacement Date related to such Benchmark Transition Notice, the specified Benchmark Replacement shall be the Benchmark for all purposes under this Agreement, each of the other Transaction Documents and every Transaction hereunder.

(iv)    Standards for Decisions and Determinations. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, any determination, decision or election that may be made by Purchaser pursuant to this Article 6(b), including, but not limited to, any determination of any Benchmark Transition Event, any election to replace the then-current Benchmark with a Benchmark Replacement, any Benchmark Transition Notice or any selection of the Benchmark Replacement, the related Benchmark Replacement Adjustment or any related Benchmark Replacement Conforming Changes or any other determination, decision or election with respect to a rate or adjustment or of the

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occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error and may be made in the sole discretion of Purchaser without consent from the Seller.

(k) Article 12(b)(ii) of the Existing Repurchase Agreement is hereby amended by adding the text “and the floating rate benchmark or index used to determine interest payments in respect of such Purchased Asset for the preceding calendar month” at the end of the first sentence therein.
(l)    Article 27(b) of the Existing Repurchase Agreement is hereby amended by deleting the text “or conversion to an Alternative Rate in accordance with Article 6(b) on any day other than a Pricing Rate Determination Date” in clause (vii) and replacing it with the text “or any replacement of any Benchmark or the implementation of any Benchmark Replacement or Benchmark Replacement Conforming Changes in accordance with Article 6(b)”.
(m) The definition of “Stated Termination Date” in the Existing Repurchase Agreement is hereby amended by replacing the text “June 19, 2020” where it appears therein with the text “June 19, 2021” in its place.
ARTICLE 2

REPRESENTATIONS
Seller represents and warrants to Purchaser, as of the date of this Amendment, as follows:
(a)    all representations and warranties made by it in the Transaction Documents to which it is a party (except MTM Representations and Approved Representation Exceptions) are true, correct, complete and accurate in all material respects as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(b)    no Default, Margin Deficit Event or Event of Default has occurred and is continuing;
(c)    no change, occurrence, or development exists that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(d)    this Amendment is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles;
(e)    it is duly authorized to execute and deliver this Amendment and has taken all necessary action to authorize such execution, delivery and performance;
(f)    the person signing this Amendment on its behalf is duly authorized to do so on its behalf;

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(g)    no consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect);
(h)    neither the execution and delivery of this Amendment nor consummation by Seller of the transactions contemplated by this Amendment, nor compliance with the terms, conditions and provisions of this Amendment will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any material contractual obligations by which Seller is bound or to which any assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to this Amendment, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any Requirement of Law;
(i)    this Amendment has been duly executed and delivered by it;
(j)    the Termination Date Extension Condition contained in Article 3(f)(ii)(D) of the Existing Repurchase Agreement shall be deemed to be satisfied solely for purposes of extending the Stated Termination Date pursuant to this Amendment; and
(k)    upon satisfaction of the conditions precedent set forth in Article 3 below, the Termination Date Extension Conditions are satisfied.
ARTICLE 3

CONDITIONS PRECEDENT
This Amendment and its provisions shall become effective upon the satisfaction of each of the following conditions precedent:
(a)the receipt by Purchaser of the Extension Fee in full;
(b)the execution and delivery of this Amendment by a duly authorized officer of each of Seller and Purchaser; and
(c)the execution and delivery of the Reaffirmation of Guarantor by a duly authorized officer of Guarantor.
ARTICLE 4

REAFFIRMATION AND ACKNOWLEDGMENT
Seller on behalf of itself and no other Person hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of Purchaser, under each Transaction Document to which it is a party, (ii) agrees and acknowledges that such ratification and reaffirmation is not a condition to the

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continued effectiveness of such Transaction Documents, and (iii) agrees that neither such ratification and reaffirmation, nor Purchaser’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from Seller and/or Guarantor with respect to any subsequent modifications to the Repurchase Agreement, Fee Letter or the other Transaction Documents.  Each of the Repurchase Agreement and Fee Letter (each as amended hereby) and the other Transaction Documents shall remain in full force and effect and is hereby ratified and confirmed.

ARTICLE 5

GOVERNING LAW

THIS AMENDMENT (AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT AND THE INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT) SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
ARTICLE 6

MISCELLANEOUS

(a)    The execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of Purchaser under the Repurchase Agreement or any other Transaction Document, (ii) constitute a waiver of any provision in the Repurchase Agreement or in any of the other Transaction Documents or of any Default or Event of Default that may have occurred and be continuing, (iii) limit, impair, constitute a waiver by, or otherwise affect any right or power of Purchaser to determine that a Material Adverse Effect, Margin Deficit, Default or Event of Default has occurred pursuant to the terms of the Transaction Documents or (iv) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Repurchase Agreement or in any of the other Transaction Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
(b)    Seller and Purchaser agree and acknowledge that (i) the extension option under Article 3(f) of the Existing Repurchase Agreement has been exercised pursuant to this Amendment, (ii) no other extension right of Seller exists under the Repurchase Agreement (other than as set forth in the following clause (iv)), (iii) the period extended by the extension of the Stated Termination Date pursuant to this Amendment is the Extension Period under the Existing Repurchase Agreement and (iv) any additional extensions of the Stated Termination Date pursuant to Article 3(f) of the Existing Repurchase Agreement shall be conditioned upon the consent of Purchaser in its sole and absolute discretion in accordance with Article 3(f) of the Existing Repurchase Agreement.

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(c)    Except as expressly amended or modified hereby, the Transaction Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. All references to the Transaction Documents shall be deemed to mean the Transaction Documents as modified by this Amendment.
(d)    This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.
(e)    The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.
(f)    This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Repurchase Agreement.
(g)    This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(h)    This Amendment and the Repurchase Agreement, as amended hereby, are a single Transaction Document.
(i)    Except as expressly amended and modified by this Amendment, Seller hereby reaffirms all provisions of, and its obligations, contingent or otherwise, under the Existing Repurchase Agreement and acknowledges and agrees that the Existing Repurchase Agreement and each other Transaction Document is hereby affirmed, ratified and confirmed, and shall remain in full force and effect. Seller hereby agrees and acknowledges that the ratifications, affirmations and acknowledgements in the prior sentence are not conditions to the continued effectiveness of the Existing Repurchase Agreement. After this Amendment becomes effective, all references in the Existing Repurchase Agreement and each other Transaction Document to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Existing Repurchase Agreement or such other Transaction Document, as applicable, shall be deemed to be references to the Existing Repurchase Agreement and such other Transaction Document as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly limit, impair, waive, amend, supplement or affect any provision of the Existing Repurchase Agreement or any other Transaction Document or any right, power or remedy of Purchaser under the Existing Repurchase Agreement or any other Transaction Document other than as set forth herein.
[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.
PURCHASER:
GOLDMAN SACHS BANK USA, a New York State member bank
By: /s/ Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

SELLER:
CLNC CREDIT 6, LLC, a Delaware limited liability company
By: /s/ David A. Palamé
Name: David A. Palamé
Title: Vice President

GS_CLNC – First Amendment to Master Repurchase Agreement
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Exhibit A
Reaffirmation of Guarantor

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REAFFIRMATION OF GUARANTOR
THIS REAFFIRMATION OF GUARANTOR (this “Reaffirmation”) is made as of June 16, 2020, by Credit RE Operating Company, LLC, a Delaware limited liability company (“Guarantor”), in connection with (i) that certain First Amendment to Master Repurchase Agreement, dated as of the date hereof (the “First Amendment to Repurchase Agreement”), by and between CLNC Credit 6, LLC, a Delaware limited liability company (“Seller”), and Goldman Sachs Bank USA, a New York State member bank (including any successor thereto, “Purchaser”), to which this Reaffirmation is attached, and (ii) that certain First Amendment to Fee Letter, dated as of the date hereof (the “First Amendment to Fee Letter” and, together with the First Amendment to Repurchase Agreement, the “Amendments”), by and between Seller and Purchaser. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Guaranty (as defined below).

B.    Guarantor hereby (i) ratifies and reaffirms all of its obligations, contingent or otherwise under that certain Guaranty, dated as of June 19, 2018, as amended by that certain Amendment to Guaranty, dated as of May 7, 2020, by and between Guarantor and Purchaser (the “Guaranty”), made for the benefit of Purchaser, (ii) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of the Guaranty and (iii) agrees that neither such ratification and reaffirmation, nor Purchaser’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from Guarantor with respect to any subsequent modifications to the Repurchase Agreement, Fee Letter or any other Transaction Document.  The Guaranty remains in full force and effect and is hereby ratified and confirmed.
C.    Guarantor hereby acknowledges, agrees and approves each of the Amendments.
D.    Guarantor represents and warrants to Purchaser, as of the date of this Reaffirmation, as follows:
1.all representations and warranties made by it in Article IV of the Guaranty are true and correct in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
2.it is duly authorized to execute and deliver this Reaffirmation and has taken all necessary action to authorize such execution, delivery and performance;
3.the person signing this Reaffirmation on its behalf is duly authorized to do so on its behalf;
4.the execution, delivery and performance by Guarantor of this Reaffirmation and the consummation of the transactions contemplated hereunder do not, and will not, violate any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which Guarantor is a

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party to or which Guarantor is bound by, and in each case that would have a material adverse effect on (x) Guarantor’s ability to perform its obligations in all material respects under the Guaranty, (y) the validity or enforceability of any of the Guaranty, or (z) the rights and remedies of Purchaser under the Guaranty;
5.this Reaffirmation is a legal and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law; and
6.this Reaffirmation has been duly executed and delivered by it.
E. THIS REAFFIRMATION SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
F. This Reaffirmation may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
[SIGNATURES FOLLOW]

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GUARANTOR:
CREDIT RE OPERATING COMPANY, LLC, a Delaware limited liability company

By:	____________________________________ Name: Title:

GS_CLNC – Reaffirmation of Guarantor
26712099.6.BUSINESS